Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-270004 and 333-270004-01

(To Prospectus dated April 13, 2023, Prospectus Supplement dated April 13,
2023, Prospectus Addendum dated June 3, 2024 and Product Supplement
EQUITY MLI-1 dated August 6, 2024)

300,000 Units $10 principal amount per unit CUSIP No. 480920321	Pricing Date Settlement Date Maturity Date	February 10, 2025 February 18, 2025 February 18, 2027

JPMorgan Chase Financial Company LLC

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

▪      Automatically callable if the closing price of the KraneShares CSI China Internet ETF (the “Market Measure”), on any annual Call Observation Date beginning approximately one year after the pricing date, is at or above the applicable Call Value (the Call Value steps down from 100% to 90.00% of the Starting Value on the final Call Observation Date; see page PS-1). If the notes are called, on the relevant Call Payment Date you will receive the applicable Call Payment (each of which represents an approximate return of 21.20% per annum), and no further amounts will be payable on the notes

▪       In the event of an automatic call, the amount payable per unit will be:

▪       $12.12 if called on the first Call Observation Date

▪       $14.24 if called on the final Call Observation Date

▪       If not called prior to the final Call Observation Date, a maturity of approximately two years

▪       If not called on any of the Call Observation Dates, 1-to-1 downside exposure to decreases in the Market Measure from the Starting Value, with up to 100.00% of the principal amount at risk

▪       All payments are subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes

▪       No periodic interest payments

▪       Investors in the notes should be willing to forgo dividend and interest payments and will be willing to accept the risk of losing some or all of their principal amount at maturity

▪       Limited secondary market liquidity, with no exchange listing

▪      The notes will be issued in denominations of whole “units”. Each unit will have a principal amount of $10.

The notes are being issued by JPMorgan Chase Financial Company LLC (“JPMorgan Financial”) and are fully and unconditionally guaranteed by JPMorgan Chase & Co. Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page PS-6 of this pricing supplement, “Additional Risk Factor” on page PS-8 of this pricing supplement, and “Risk Factors” on page PS-6 of the accompanying product supplement, page S-2 of the accompanying prospectus supplement and Annex A of the accompanying prospectus addendum.

The estimated value of the notes, when the terms of the notes were set, was $9.60 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page PS-6 of this pricing supplement and “The Estimated Value of the Notes” on page PS-13 of this pricing supplement for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

____________________________

	Per Unit	Total
Public offering price	$ 10.00	$3,000,000.00
Underwriting discount(1)	$ 0.15 $ 0.05	$45,000.00 $15,000.00
Proceeds, before expenses, to JPMorgan Financial	$ 9.80	$2,940,000.00
(1)	The underwriting discount reflects a sales commission of $0.15 per unit and a structuring fee of $0.05 per unit.

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

J.P. Morgan Securities LLC

February 10, 2025

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Summary

The Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF due February 18, 2027 (the “notes”) are our unsecured and unsubordinated obligations. Payments on the notes are fully and unconditionally guaranteed by JPMorgan Chase & Co. The notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Financial from time to time outstanding. The guarantee of the notes will rank equally in right of payment with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co., except obligations that are subject to any priorities or preferences by law, and senior in right of payment to its subordinated obligations. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of JPMorgan Financial, as issuer, and JPMorgan Chase & Co., as guarantor.

The notes will be automatically called if the Observation Value (as described in "Terms of the Notes" below) on any Call Observation Date is equal to or greater than its applicable Call Value. If your notes are called, you will receive the applicable Call Payment on the related Call Payment Date, and no further amounts will be payable on the notes. If your notes are not called, at maturity you will lose a portion, or possibly all, of the principal amount of your notes depending on the decline of the Market Measure as measured from the Starting Value to the Ending Value. In such circumstances, you will lose more than 10.00%, and possibly all, of the principal amount of your notes depending on the negative performance of the Market Measure. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Market Measure, subject to our and JPMorgan Chase & Co.’s credit risk. See “Terms of the Notes” below.

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes.

Terms of the Notes

Issuer:	JPMorgan Chase Financial Company LLC (“JPMorgan Financial”), a direct, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Term:	Approximately two years, if not called prior to the final Call Observation Date
Market Measure:	The KraneShares CSI China Internet ETF (Bloomberg symbol: “KWEB UP”) (the “Fund”)
Principal Amount:	$10.00 per unit
Call Payments (per unit):

With respect to each Call Payment Date, the Call Payment is equal to the principal amount plus the applicable Call Premium.

$12.12 if called on the first Call Observation Date; and

$14.24 if called on the final Call Observation Date.

Call Premiums:

$2.12, representing a Call Premium of 21.20% of the principal amount, if called on the first Call Observation Date; and

$4.24, representing a Call Premium of 42.40% of the principal amount, if called on the final Call Observation Date.

Call Value:	For the first Call Observation Dates, 100.00% of the Starting Value, which is $33.46. For the final Call Observation Date, 90.00% of the Starting Value, which is $30.11.
Starting Value:	$33.46, which was the Closing Market Price of the Market Measure on the pricing date
Ending Value:	The Observation Value on the final Call Observation Date
Price Multiplier:	1, subject to adjustments for certain events relating to the Market Measure described beginning on PS-38 of the accompanying product supplement.
Observation Value:	The Closing Market Price of the Market Measure on the relevant Call Observation Date multiplied by the Price Multiplier on that day.
Call Observation Dates:

On or about February 18, 2026 and February 10, 2027 (the final Call Observation Date), which dates are approximately one and two years after the pricing date.

The scheduled Call Observation Dates are subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-29 of the accompanying product supplement. For purposes of the accompanying product supplement, each Call Observation Date is an “Observation Date.”

Final Calculation Day / Maturity Valuation Period:	February 10, 2027 (which is also the final Call Observation Date), which is the fifth scheduled Market Measure Business Day immediately preceding the maturity date, subject to postponement in the event of Market Disruption Events and non-Market Measure Business Days, as described beginning on page PS-30 of the accompanying product supplement.
Call Payment Dates:	The fifth business day following the applicable Call Observation Date, subject to postponement as described on page PS-29 of the accompanying product supplement; provided however, that the Call Payment Date related to the final Call Observation Date will be the maturity date. For purposes of the accompanying product supplement, each Call Payment Date is a “payment date.”
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page.
Calculation Agent:	J.P. Morgan Securities LLC (“JPMS”), an affiliate of JPMorgan Financial.

Stepdown Snowball Autocallable Notes	PS-1

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Determining Payments on the Notes

Automatic Call Provision:

The notes will be called automatically if the Observation Value on a Call Observation Date (including the final Call Observation Date, which is also the Final Calculation Day) is greater than or equal to its applicable Call Value. If the notes are called, you will receive $10 per unit plus the applicable Call Premium due on the applicable Call Payment Date and no further amounts will be payable on the notes.

Redemption Amount Determination:

If the notes are not automatically called, on the maturity date, you will receive a cash payment per unit (the “Redemption Amount”), determined as follows:

If the notes are not called, you will not receive any positive return on your investment and will lose a significant portion or all of your investment. If the notes are not called, you will lose more than 10.00%, and possibly all, of the principal amount of your notes.

Stepdown Snowball Autocallable Notes	PS-2

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

The terms and risks of the notes are contained in this pricing supplement and in the following:

▪	Product supplement No. EQUITY MLI-1 dated August 6, 2024:

https://www.sec.gov/Archives/edgar/data/19617/000121390024065741/ea178829_424b2.pdf

▪	Prospectus supplement and prospectus, each dated April 13, 2023: https://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf
▪	Prospectus addendum dated June 3, 2024: http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

These documents (together with this pricing supplement, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website at www.sec.gov or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this pricing supplement, for information about us, JPMorgan Chase & Co. and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to JPMorgan Financial, and not to JPMorgan Chase & Co.

Investor Considerations

You may wish to consider an investment in the notes if:	The notes may not be an appropriate investment for you if:

▪     You anticipate that the Observation Value of the Market Measure on at least one of the Call Observation Dates will be equal to or greater than its applicable Call Value and, in that case, you accept an early exit from your investment.

▪     You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the price of the Market Measure is significantly greater than such return.

▪     You are willing to lose more than 10.00%, and possibly all, of the principal amount if the notes are not automatically called.

▪     You are willing to forgo the interest payments that are paid on conventional interest-bearing debt securities.

▪     You are willing to forgo dividends or other benefits of owning the Market Measure or the stocks included in the Market Measure.

▪     You are willing to accept a limited or no market for sales of the notes prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and JPMorgan Chase & Co.’s actual and perceived creditworthiness, JPMorgan Chase & Co.’s internal funding rate and fees and charges on the notes.

▪     You are willing to assume our credit risk, as issuer of the notes, and JPMorgan Chase & Co.’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

▪     You anticipate that the Observation Value of the Market Measure will be less than its applicable Call Value on each Call Observation Date.

▪     You wish to make an investment that cannot be automatically called prior to maturity.

▪     You seek an uncapped return on your investment.

▪     You seek principal repayment or preservation of capital.

▪     You seek interest payments or other current income on your investment.

▪     You want to receive dividends or other distributions paid on the Market Measure or the stocks included in the Market Measure.

▪     You seek an investment for which there will be a liquid secondary market.

▪     You are unwilling or are unable to take market risk on the notes, to take our credit risk, as issuer of the notes, or to take JPMorgan Chase & Co.’s credit risk, as guarantor of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Stepdown Snowball Autocallable Notes	PS-3

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Examples of Hypothetical Payments

The following examples and table are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Payment or the Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Starting Value, Call Value and Observation Values of the Market Measure, the actual Call Premiums, whether the notes are automatically called and the term of your investment. The following examples do not take into account any tax consequences from investing in the notes. These examples are based on the following hypothetical terms:

1)	a Starting Value of 100.00 for the Market Measure;
2)	a Call Value of 100.00 for the Market Measure prior to the final Call Observation Date;
3)	a Call Value of 90.00 for the Market Measure on the final Call Observation Date;
4)	an expected term of the notes of approximately two years, if the notes are not called on the first Call Observation Date;
5)	a Call Premium of 21.20% of the principal amount if the notes are called on the first Call Observation Date; and 42.40% if called on the final Call Observation Date; and
6)	the Call Observation Dates occurring approximately one and two years after the pricing date.

The hypothetical Starting Value of 100.00 for the Market Measure used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value of the Market Measure. For recent actual prices of the Market Measure, see “The Market Measure” section below. The Observation Value and Ending Value of the Market Measure will not include any income generated by dividends paid on the Market Measure or the stocks included in the Market Measure, which you would otherwise be entitled to receive if you invested in those securities directly. In addition, all payments on the notes are subject to issuer and guarantor credit risk.

Notes Are Called on a Call Observation Date

The notes will be called at $10.00 plus the applicable Call Premium if the Observation Value of the Market Measure on one of the Call Observation Dates is equal to or greater than the applicable Call Value. After the notes are called, they will no longer remain outstanding and there will not be any further payments on the notes.

Example 1 - The Observation Value of the Market Measure on the first Call Observation Date is 130.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $2.12 = $12.12 per unit.

Example 2 - The Observation Value of the Market Measure on the first Call Observation Date is below the Call Value, but the Observation Value of the Market Measure on the second and final Call Observation Date is 95.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $4.24 = $14.24 per unit.

Notes Are Not Called on Either Call Observation Date (including the Final Calculation Day)

Example 3 - The notes are not called on either Call Observation Date. The Redemption Amount will be less than the principal amount and could be zero. For example, if the Ending Value of the Market Measure is 50.00, the Redemption Amount per unit will be:

Stepdown Snowball Autocallable Notes	PS-4

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Summary of the Hypothetical Examples

	Notes Are Called on a Call Observation Date		Notes Are Not Called on Any Call Observation Date
	Example 1	Example 2	Example 3
Starting Value of the Market Measure	100.00	100.00	100.00
Call Value of the Market Measure prior to the final Call Observation Date	100.00	100.00	100.00
Call Value of the Market Measure on the final Call Observation Date	90.00	90.00	90.00
Observation Value of the Market Measure on the first Call Observation Date	130.00	90.00	80.00
Observation Value of the Market Measure on the final Call Observation Date	N/A	95.00	50.00
Return of the Market Measure	30.00%	-5.00%	-50.00%
Return of the Notes	21.20%	42.40%	-50.00%
Call Payment / Redemption Amount per unit	$12.12	$14.24	$5.00

Stepdown Snowball Autocallable Notes	PS-5

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of the accompanying product supplement, page S-2 of the prospectus supplement and Annex A of the prospectus addendum identified above. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Your investment in the notes may result in a loss. There is no fixed principal repayment amount on the notes at maturity. If the notes are not called you will not receive any positive return on your investment and will lose a significant portion or all of your investment. If the notes are not called, you will lose up to 100% of the principal amount, depending on the negative performance of the Market Measure as measured from the Starting Value to the Ending Value.
▪	Your investment return will be limited to the return represented by the applicable Call Premium and may be less than a comparable investment directly in the Market Measure or the stocks included in the Market Measure. If, on a Call Observation Date, the Observation Value of the Market Measure is greater than or equal to the applicable Call Value, we will automatically call the notes. If the notes are automatically called, your return will be limited to the applicable Call Premium, regardless of the extent of the increase in the value of the Market Measure, which may be significant, and you will receive no additional payments on the notes.
▪	Payments on the notes will not reflect changes in the value of the Market Measure other than on the relevant Call Observation Date. As a result, even if the price of the Market Measure increases during the term of the notes, you will not receive any Call Payment if the Observation Value of the Market Measure on each Call Observation Date is less than the applicable Call Value. Similarly, if the notes are not called, you will receive a Redemption Amount that is less than the principal amount, even if the price of Market Measure was greater than its applicable Call Value or the Starting Value prior to the Final Calculation Day.
▪	If the notes are called prior to the final Call Observation Date, you will be subject to reinvestment risk, and you will lose the opportunity to receive any higher Call Premium that otherwise might have been payable on a later date.
▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
▪	Payments on the notes are subject to the credit risk of JPMorgan Financial, as issuer, and the credit risk of JPMorgan Chase & Co., as guarantor, and any actual or perceived changes in our or JPMorgan Chase & Co.’s creditworthiness are expected to affect the value of the notes. If we and JPMorgan Chase & Co. become insolvent or are unable to pay our respective obligations, you may lose your entire investment.
▪	As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not a key operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see the accompanying prospectus addendum.

Valuation- and Market-related Risks

▪	The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
▪	The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
▪	The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any

Stepdown Snowball Autocallable Notes	PS-6

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.

▪	We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
▪	Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

▪	The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the price of the Market Measure.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market. See “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount” in the accompanying product supplement.

▪	A trading market is not expected to develop for the notes. None of us, JPMorgan Chase & Co., JPMS or MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our hedging and trading activities (including trades in shares of the Market Measure or the companies included in the Market Measure) and any hedging and trading activities we, JPMorgan Chase & Co., JPMS or MLPF&S or our other or their affiliates engage in that are not for your account or on your behalf, may affect the market value and return of the notes and may create conflicts of interest with you.
▪	There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent.

Market Measure-related Risks

▪	The Market Measure sponsor may adjust the Market Measure in a way that affects its price and has no obligation to consider your interests.
▪	The sponsor of the Market Measure’s underlying index (the “Underlying Index”) may adjust the Underlying Index in a way that affects its level, and has no obligation to consider your interests.
▪	You will not have any rights with respect to the Market Measure or its underlying assets, including any voting rights or any right to receive dividends or other distributions.
▪	While we, JPMorgan Chase & Co., JPMS, MLPF&S and our other or their affiliates may from time to time own securities of companies included in the Market Measure, except to the extent that JPMorgan Chase & Co.’s common stock is included in the Market Measure, we, JPMorgan Chase & Co., JPMS, MLPF&S and our other or their affiliates do not control any company included in the Market Measure, and have not verified any disclosure made by any other company. You should undertake your own investigation into the Market Measure and its underlying assets.
▪	There are liquidity and management risks associated with the Market Measure.
▪	The performance of the Market Measure may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Market Measure, especially during periods of market volatility when the liquidity and the market price of shares of the Market Measure and/or securities held by the Market Measure may be adversely affected, sometimes materially.

Stepdown Snowball Autocallable Notes	PS-7

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

▪	The payments on the notes will not be adjusted for all events that could affect the Market Measure. See “Description of the Notes-Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-38 of the accompanying product supplement.

Tax-related Risks

▪	The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “Material U.S. Federal Income Tax Consequences” beginning on page PS-61 of the accompanying product supplement.

Additional Risk Factors

Additional Market Measure-related Risks

▪	The performance and market value of the Market Measure, particularly during periods of market volatility, may not correlate with the performance of the Market Measure’s underlying index as well as the net asset value per share. The Market Measure does not fully replicate its Underlying Index and may hold securities different from those included in its Underlying Index. In addition, the performance of the Market Measure will reflect additional transaction costs and fees that are not included in the calculation of its Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Market Measure and its Underlying Index. In addition, corporate actions with respect to the equity securities underlying the Market Measure (such as mergers and spin-offs) may impact the variance between the performances of the Market Measure and its Underlying Index. Finally, because the shares of the Market Measure are traded on a securities exchange and are subject to market supply and investor demand, the market value of one share of the Market Measure may differ from the net asset value per share of the Market Measure.

During periods of market volatility, securities underlying the Market Measure may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Market Measure and the liquidity of the Market Measure may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the Market Measure. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Market Measure. As a result, under these circumstances, the market value of shares of the Market Measure may vary substantially from the net asset value per share of the Market Measure. For all of the foregoing reasons, the performance of the Market Measure may not correlate with the performance of its Underlying Index as well as the net asset value per share of the Market Measure, which could materially and adversely affect the value of the notes in the secondary market and/or reduce any payment on the notes.

▪	All or substantially all of the equity securities held by the Market Measure are issued by companies whose primary line of business is directly associated with the internet sector. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this sector than a different investment linked to securities of a more broadly diversified group of issuers. Investments in internet companies may be volatile. Internet companies are subject to intense competition, the risk of product obsolescence, changes in consumer preferences and legal, regulatory and political changes. They are also especially at risk of hacking and other cybersecurity events. In addition, it can be difficult to determine what qualifies as an internet company. These factors could affect the internet sector and could affect the value of the equity securities held by the Market Measure and the price of one share of the Market Measure during the term of the notes, which may adversely affect the value of the notes.
▪	Some or all of the equity securities held by the Market Measure have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the home countries and/or the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
▪	The equity securities held by the Market Measure have been issued by non-U.S. companies located in China. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

Stepdown Snowball Autocallable Notes	PS-8

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

▪	Because the prices of the non-U.S. equity securities held by the Market Measure are converted into U.S. dollars for purposes of calculating the net asset value , holders of the notes will be exposed to currency exchange rate risk with respect to the currency in which the non-U.S. equity securities held by the Market Measure trades. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of equity securities held by the Market Measure denominated in such currency. If, taking into account the relevant weighting, the U.S. dollar strengthens against such currency, the price of the Market Measure will be adversely affected and any payment on the notes may be reduced.
▪	Pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in, or possession of, publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to, those securities. If the issuer of any of the equity securities held by the Market Measure is in the future designated as such a prohibited company, the value of that company may be adversely affected, perhaps significantly, which would adversely affect the performance of the Market Measure. In addition, under these circumstances, each of the sponsor of the Underlying Index for the Market Measure and the Market Measure is expected to remove the equity securities of that company from the Underlying Index and the Market Measure, respectively. Any changes to the composition of the Market Measure in response to these executive orders could adversely affect the performance of the Market Measure.

Stepdown Snowball Autocallable Notes	PS-9

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

The Market Measure

The Market Measure is an exchange-traded fund of KraneShares Trust, a registered investment company, that seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a specific foreign equity securities index, which we refer to as the “Underlying Index.” The Underlying Index is currently the CSI Overseas China Internet Index. The CSI Overseas China Internet Index is a modified free float-adjusted market capitalization index that is designed to measure the overall performance of Hong Kong- and overseas-listed Chinese Internet companies. For additional information about the Market Measure, see “The KraneShares CSI China Internet ETF” in Annex A of this pricing supplement.

The following graph shows the daily historical performance of the Market Measure in the period from January 2, 2015 through February 10, 2025. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing price of the Market Measure was $33.46.

Historical Performance of the Market Measure

This historical data on the Market Measure is not necessarily indicative of the future performance of the Market Measure or what the value of the notes may be. Any historical upward or downward trend in the price of the Market Measure during any period set forth above is not an indication that the price of the Market Measure is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the prices and trading pattern of the Market Measure.

Stepdown Snowball Autocallable Notes	PS-10

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Supplement to the Plan of Distribution; Conflicts of Interest

See “Plan of Distribution (Conflicts of Interest)” on page PS-59 of the accompanying product supplement.

JPMS will purchase the notes from us as principal at the public offering price indicated on the cover of this pricing supplement, less the indicated underwriting discount. MLPF&S will purchase the notes from JPMS for resale and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this pricing supplement. MLPF&S will offer the notes at the public offering price set forth on the cover page hereto.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which will reduce the economic terms of the notes to you. An affiliate of MLPF&S has an ownership interest in LFT Securities, LLC.

JPMS has a “conflict of interest” within the meaning of FINRA Rule 5121 in any offering of the notes in which it participates because JPMorgan Chase & Co. owns, directly or indirectly, all of the outstanding equity securities of JPMS, because JPMS and JPMorgan Financial are under common control by JPMorgan Chase & Co. and because the net proceeds received from the sale of the notes will be used, in part, by JPMS or its affiliates in connection with hedging the Issuer’s obligations under the notes. The offer and sale of the notes by JPMS will comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s participation in a public offering of notes of an affiliate. In accordance with FINRA Rule 5121, neither JPMS nor any other affiliated underwriter, agent or dealer of the Issuer may sell the notes to any of its discretionary accounts without the specific written approval of the customer.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than one business day from the pricing date, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 10,000 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

For information about factors that will impact any secondary market prices of the notes, see “Risk Factors — Valuation- and Market-related Risks — The notes are not designed to be short-term trading instruments, and if you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.” in the accompanying product supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. This initial predetermined time period is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates.

The value of the notes shown on your account statement will be based on JPMS’ estimate of the value of the notes if JPMS were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that JPMS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes. Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in any secondary market.

Stepdown Snowball Autocallable Notes	PS-11

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Examples of Hypothetical Payments” in this pricing supplement for an illustration of the risk-return profile of the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account the Issuer’s internal secondary market funding rates for structured debt issuances, and, also, because secondary market prices (a) exclude referral fees, if any, and structuring fees, if any, and (b) may exclude selling commissions, projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See “Risk Factors — Valuation- and Market-related Risks — Secondary trading may be limited.” in the accompanying product supplement for additional information about additional factors that will impact any secondary market prices of the notes.

Stepdown Snowball Autocallable Notes	PS-12

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Valuation- and Market-related Risks” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Valuation- and Market-related Risks” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Valuation- and Market-related Risks” in this pricing supplement.

Stepdown Snowball Autocallable Notes	PS-13

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Validity of the Notes and Guarantee

In the opinion of Latham & Watkins LLP, as special product counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such special product counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 24, 2023, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 24, 2023.

Stepdown Snowball Autocallable Notes	PS-14

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Summary Tax Consequences

You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. EQUITY MLI-1. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Latham & Watkins LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, subject to the possible application of the “constructive ownership” rules, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. The notes could be treated as “constructive ownership transactions” within the meaning of Section 1260 of the Code, in which case any gain recognized in respect of the notes that would otherwise be long-term capital gain and that was in excess of the “net underlying long-term capital gain” (as defined in Section 1260) would be treated as ordinary income, and a notional interest charge would apply as if that income had accrued for tax purposes at a constant yield over your holding period for the notes. Our special tax counsel has not expressed an opinion with respect to whether the constructive ownership rules apply to the notes. Accordingly, U.S. Holders should consult their tax advisers regarding the potential application of the constructive ownership rules.

The IRS or a court may not respect the treatment of the notes described above, in which case the timing and character of any income or loss on your notes could be materially and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the constructive ownership regime described above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including the potential application of the constructive ownership rules, possible alternative treatments and the issues presented by this notice.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, a recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Withholding under legislation commonly referred to as “FATCA” may (if the notes are recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the notes, as well as to payments of gross proceeds of a taxable disposition, including redemption at maturity, of a note, although under recently proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on them pending finalization), no withholding will apply to payments of gross proceeds (other than any amount treated as interest). You should consult your tax adviser regarding the potential application of FATCA to the notes.

Stepdown Snowball Autocallable Notes	PS-15

Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Where You Can Find More Information

We and JPMorgan Chase & Co. have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the Note Prospectus, including this pricing supplement, and the other documents relating to this offering that we and JPMorgan Chase & Co. have filed with the SEC, for more complete information about us, JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov or by calling MLPF&S toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, the accompanying prospectus addendum and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed on page PS-3 of this pricing supplement, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and in Annex A to the accompanying prospectus addendum, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

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Stepdown Snowball Autocallable Notes Linked to the KraneShares CSI China Internet ETF, due February 18, 2027

Annex A: The KraneShares CSI China Internet ETF

The KraneShares CSI China Internet ETF

All information contained in this pricing supplement regarding the KraneShares CSI China Internet ETF (the “Fund”) has been derived from publicly available information, without independent verification. This information reflects the policies of, and is subject to change by KraneShares Trust and Krane Funds Advisors, LLC (“Krane”). The Fund is an investment portfolio of KraneShares Trust. Krane is currently the investment adviser to the Fund. The Fund is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “KWEB UP.”

The Fund seeks to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of a foreign equity securities index, which is currently the CSI Overseas China Internet Index (the “China Internet Index”). The China Internet Index is a modified free float-adjusted market capitalization-weighted index that is designed to measure the overall performance of Hong Kong- and overseas-listed Chinese Internet companies.

Although the Fund reserves the right to replicate (or hold all components of) the China Internet Index, the Fund expects to use representative sampling to track the China Internet Index. “Representative sampling” is a strategy that involves investing in a representative sample of securities that collectively have an investment profile similar to the China Internet Index. The Fund may or may not hold all of the securities in the China Internet Index when using a representative sampling indexing strategy. Tracking error refers to the risk that the Fund’s performance may not match or correlate to that of the China Internet Index, either on a daily or aggregate basis.

Tracking error may cause the Fund’s performance to be less than expected. There are a number of factors that may contribute to the Fund’s tracking error, such as Fund expenses, imperfect correlation between the Fund’s investments and those of the China Internet Index, the use of representative sampling strategy, if applicable, asset valuation differences, tax considerations, the unavailability of securities in the China Internet Index from time to time, holding cash and cash equivalents, and other liquidity constraints. In addition, securities included in the China Internet Index may be suspended from trading. To the extent the Fund calculates its net asset value based on fair value prices and the value of the China Internet Index is based on securities’ closing prices on local foreign markets, the Fund’s ability to track the China Internet Index may be adversely affected. Mathematical compounding may prevent the Fund from correlating with the monthly, quarterly, annual or other period performance of the China Internet Index. In addition, the Fund may not invest in certain securities and other instruments included in the China Internet Index, or invest in them in the exact proportions they represent of the China Internet Index, including due to legal restrictions or limitations imposed by a foreign government or a lack of liquidity in certain securities. Moreover, the Fund may be delayed in purchasing or selling securities and other instruments included in the China Internet Index. Any issues the Fund encounters with regard to currency convertibility (including the cost of borrowing funds, if any) and repatriation may also increase the Fund’s tracking error.

KraneShares Trust is a registered investment company that consists of numerous separate investment portfolios, including the Fund. Information provided to or filed with the SEC by KraneShares Trust pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 333-180870 and 811-22698 through the SEC’s website at http://www.sec.gov.

Stepdown Snowball Autocallable Notes	A-1